EXHIBIT 10.1


                                SUPPLY AGREEMENT

This Agreement is made and entered into as of June 1, 2005, (the "Effective Date") by and between:

Accelr8 Technology Corporation, 7000 N. Broadway, Bldg 3-307, Denver, CO 80221, ("Accelr8" or "Seller"); and Schott Jenaer Glas GmbH ("SCHOTT" or "Purchaser"), Otto- Schott-Strasse 13, 07745 Jena, Germany, each a Party and collectively the Parties to this Agreement.

WITNESSETH:

Whereas the Parties wish Accelr8 to supply SCHOTT with materials and SCHOTT wishes Accelr8 to serve as SCHOTT's supplier of OptiChem(R)-Streptavidin coated microarraying slides (the "Product(s)," to be designated Slide HS by SCHOTT) which SCHOTT wishes to re-sell and Accelr8 is willing to supply and sell the same to SCHOTT; and Accelr8 wishes SCHOTT to provide a reciprocal Supply Agreement for glass substrates during the period when Accelr8 manufactures slides; and

WHEREAS, Accelr8 has developed proprietary surface chemistry and coating technology; and

WHEREAS, Schott desires to obtain the right to obtain a license to utilize such technology in a product that it will produce, market and distribute and Accelr8 so agrees, subject to the terms and conditions of this Agreement.

Now, therefore, in consideration of the mutual covenants herein contained, it is agreed as follows:

1. DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 "Accelr8 Intellectual Property" means the Accelr8 Know-How and Accelr8 Patents.

1.2 "Accelr8 Know-How" means all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, processes (including manufacturing and quality control processes), knowledge, knowhow, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms, and
(b) compounds, compositions of matter, complexes and physical, biological or chemical material, which exist as of the Effective Date and are related to Accelr8's proprietary surface chemistry and coating technology.

1.3 "Accelr8 Patents" means (a) those Patents and Patent Applications listed in Attachment C, and (b) any Patents owned or licensed (with a right of sublicense) by Accelr8 that cover the Process Improvements.

1.4 "Half-Year" means any period of six (6) consecutive months ending on June 30 and December 31.

1.5 "Improvements" means inventions, discoveries, works of authorship, trade secrets, know-how or developments, whether or not patentable, that are made, conceived, reduced to practice or otherwise generated during the Term, which are improvements, modifications or other developments to the Licensed Product (including, without limitation, the manufacturing processes for such products and/or the OptiChem coating technology), the Accelr8 Technology or the OptiChem(R) coating technology.

1.6 "Licensed Product" means the product described in Attachment D.

1.7 "Net Sales" means the actual gross selling price of Licensed Products by Schott or its Affiliates, and their respective agents, contractors or distributors, whether invoiced or not, less (a) discounts allowed in amounts customary in the trade to the extent actually granted, (b) sales/tariff duties and/or taxes directly invoiced and paid, (c) outbound transportation prepaid, and (c) amounts credited on returns. Net Sales shall also include the fair market value of any non-cash consideration received for the sale, lease or transfer of Licensed Products.

1.8 "Patents" means:

(a) United States and foreign patents and/or patent applications and/or provisional patent applications;
(b) United States and foreign patents issued from the applications described in
(a) above and from divisionals and continuations of these applications;
(c) U.S. and foreign continuation-in-part applications, and the resulting patents of any of the U.S. and foreign applications described in (a) or (b) above or this paragraph (c); and
(d) any reissues of United States and foreign patents described in (a), (b) or
(c) above.

1.9 "Process Improvements" means any Improvements to the processes for the manufacture of the Licensed Product.

1.10 "Third Party" means any entity or person other than Accelr8 or Schott.

2. TERMS OF SALES AND PURCHASE OF THE PRODUCTS

2.1 Supply. During the term of this Agreement, Accelr8 will sell the Products to SCHOTT on a non-exclusive basis, and SCHOTT will purchase the Products from Accelr8, in accordance with the terms and conditions set forth herein. During the Effective Date and December 31st 2005 Accelr8 will purchase glass substrates from SCHOTT for use in the products supplied to Schott.

2.2 Placement of Orders, Order Period.
Within the term of this Agreement, SCHOTT will purchase a minimum of five-thousand (5,000) Products from Accelr8 starting on the Effective Date until December 31st 2005 (order period). If SCHOTT purchases additional Products during the order period Accelr8 will fulfill such orders under the applicable terms and conditions unless SCHOTT exercises the non-exclusive or exclusive manufacturing right of ss.8 or 9.

2.3 Failure or Delay in Supply. Accelr8 shall not be liable for any failure or delay in filling SCHOTT orders due to any events beyond the reasonable control of Accelr8; provided, however, that Accelr8 shall notify SCHOTT promptly of anticipated delays, and shall use all reasonable commercial efforts to fill such orders as soon as possible. The same conditions as set forth in this clause shall apply for glass substrate deliveries by Schott to Accelr8.

3. SHIPMENT OF THE PRODUCTS

3.1 Packaging and Shipment. SCHOTT will supply Accelr8 with slide mailers and pouches with SCHOTT labeling. Accelr8 shall deliver the Products to the address and in the manner specified in the Purchase Order. Accelr8 shall use reasonable efforts to package the Product for shipment in a manner that assures it will arrive in good condition and within the agreed quality specifications. The coated substrates must remain stable with a shelf life of at least six (6) months effective from the respective shipment date of the Products ex Denver (i.e., meet the specifications listed in Attachment B when using the handling instructions provided by Accelr8.

3.2 Packing List. Accelr8 shall include a packing list with each shipment of the Product which will contain the following information: (i) SCHOTT purchase order number; (ii) Accelr8 Product number; (iii) quantity of Product; (iv) Accelr8 lot number; and (v) Certificate of Quality, as set forth in Attachment B. Accelr8 will send SCHOTT copies of each invoice and packing list via facsimile or email at the time of shipment.

3.3 Notification. Accelr8 shall notify SCHOTT promptly, if, at the time it receives a purchase order for Product it does not have in its inventory sufficient raw materials, products, or components to manufacture the Product covered by the Purchase Order, or if it has reason to believe that it may not be able to meet one or more delivery dates due to problems with its operations or supply of raw materials, parts, or components. After SCHOTT receives Accelr8's notice, the parties shall discuss in good faith how to fulfill SCHOTT's purchase order.

4. PRICING OF THE PRODUCTS

4.1 The price for the Products sold to SCHOTT shall be the price set forth in Attachment A. The price for the Products shall be valid commencing on the Effective Date, and shall be firm until the Term specified in ss.12.1.

4.2 If SCHOTT exercises the non-exclusive manufacturing right of ss.8, then Accelr8 may purchase Products from SCHOTT for resale, and the wholesale price paid by Accelr8 to SCHOTT will be at a 35% discount from MSRP as identified in Attachment A, or at the lowest price stated in a bon fide offer by SCHOTT to any customer, whichever is lower. The Products purchased by Accelr8 from Schott for resale are not included into the maximum of twelve-thousand five-hundred (12,500) subject of SCHOTT's option for non-exclusive manufacturing license specified in ss.8.

4.3 If SCHOTT exercises the non-exclusive manufacturing right of ss.8, then SCHOTT will pay a royalty to Accelr8 of eight percent (8%) of SCHOTT's Net Sales of the calendar year 2006 other than wholesale made to Accelr8.

5. QUALITY CONTROL

5.1 Quality Specifications. The Products shall meet the Specifications as set forth in Attachment B hereto upon delivery to SCHOTT, and shall be subject to quality control inspections by Accelr8, in accordance with Accelr8's quality control standards, which Accelr8 shall disclose to SCHOTT.

5.2 Inspection; Non-Conformity. SCHOTT shall inspect the Products upon receipt. If SCHOTT shall discover damage to the packaging with apparent damage to the Products, or incorrect contents, SCHOTT shall promptly notify Accelr8, but in no event later than fifteen (15) days after receipt of the Products, intended for SCHOTT internal use, or within 15 days within SCHOTT's receipt of non-conforming products complaint from SCHOTT's customers.. Upon request by Accelr8, SCHOTT shall return the damaged or incorrect Products to Accelr8. Accelr8 shall use reasonable commercial efforts to replace such Products within fifteen (15) days, but in any event within thirty (30) days. In the event Accelr8 is not able to make such replacement, Accelr8 shall refund the cost of damaged Products to SCHOTT. These remedies are SCHOTT's exclusive remedies.

5.3 Manufacturing Changes. Accelr8 shall notify SCHOTT in writing of any changes it plans to make in raw materials or their supplier or in its manufacturing procedures or processes at least sixty (60) days before making the changes, unless otherwise agreed to by the Parties. SCHOTT will have the right, but not the obligation, to review and approve the proposed changes, provided that such approval shall not be unreasonably withheld, and provided further that, if SCHOTT does not notify Accelr8 within thirty (30) days of receipt of such notice from Accelr8, SCHOTT shall be deemed to have approved such changes. In the event of production changes, Accelr8 and SCHOTT will cooperatively exert best efforts to resolve issues attributable to said changes that arise from complaints by SCHOTT customers who have compared Products manufactured before and after said changes.

5.4 MSDS. Accelr8 shall provide SCHOTT with complete and accurate Material Safety Data Sheets ("MSDSs") for the Products which Accelr8 sells to SCHOTT pursuant to this Agreement. Accelr8 agrees that SCHOTT may refer to the information provided by Accelr8 when informing its employees and customers about the risks associated with the Products and the safe handling and use of the Product.

6. PAYMENT
SCHOTT shall pay for all Products purchased from Accelr8 which conform to the Specifications as defined in Attachment B within thirty (30) days after receipt of the invoice for such Products. All royalty amounts payable to Accelr8 under this Agreement shall be payable within forty (40) days after the end of the Half-Year in which the Net Sales giving rise to the royalty payment obligation were made. All Payments due hereunder shall be made in U.S. dollars (USD) by bank transfer.

7. SALES AND MARKETING
SCHOTT has the non-exclusive right to sell Products and Licensed Products on its own to any account. Accelr8 agrees to provide best reasonable efforts to assist SCHOTT with technical support as SCHOTT introduces the Products and Licensed Products to new accounts.

8. Non-Exclusive Manufacturing License.
Accelr8 grants to SCHOTT a worldwide non-exclusive right under the Accelr8 Intellectual Property to make, use, sell, offer to sell, import and export the Licensed Product starting January 1st until December 31, 2006. Exercise of this right requires a written notification from Schott to Accelr8 prior to October 31, 2005. Exercise of this right requires payment by SCHOTT to Accelr8 for technology transfer services specified in ss.10. and royalties specified in ss.4.3. This non-exclusive right is limited to SCHOTT for producing no more than twelve-thousand five-hundred (12,500) Licensed Products during 2006. In return for this right, SCHOTT agrees to provide seventhousand five-hundred (7,500) glass substrates (slides) of the same type as used in Slide H to Accelr8 at no charge.

9. Exclusive Manufacturing License
Accelr8 also grants a exclusive right to SCHOTT until December 31, 2005 to negotiate an exclusive license for the application of OptiChem(R)-Streptavidin coatings on microarraying slides. To exercise this option the Parties must formally initiate negotiations by written notification prior to October 1, 2005.

10. Technology Transfer Services.
Accelr8 will provide a written description of the Product's production processes as soon as is practical after the signing of this Agreement, but not later as forty (40) days after the Effective Date. This disclosure is made solely for SCHOTT to estimate the cost and schedule required for process adoption and free of any fee or payment. Provided that Schott exercises the Non-Exclusive License option as specified in ss.8 Accelr8 shall provide Schott with all information necessary to produce and market Licensed Products, including descriptions or specifications of machines, components and materials used for the production and Accelr8 will provide training for SCHOTT's production staff, which the Parties intend to include one (1) senior scientist of Accelr8 being on-site at a SCHOTT facility for one (1) week. The Technology Transfer Services shall be completed until November 30, 2005. The Technology Transfer Services must enable Schott to produce Licensed Products with the same quality as produced by Accelr8. The fee for these services will be fifteen thousand dollars ($15,000) US and is payable within thirty (30) days after completion of the Technology Transfer Services. This fee does not include reimbursement of reasonable direct expenses, such as travel, which SCHOTT agrees to provide.

11. FORCE MAJEURE
Neither party shall be liable to the other for any failure to make or take any delivery of the Product, to the extent that such failure is caused by any act of God, war, civil commotion, strike, or other industrial dispute or any other occurrence or event outside the reasonable control of either party. Provided, however, that if any such failure should occur under such circumstances, the party at fault shall promptly notify the other in writing, and if such failure shall continue for a period of more than three (3) calendar months, the other party may terminate the Agreement to take effect immediately without recourse from the other.

12. DURATION, TERMINATION AND BREACH

12.1 Term. This Agreement shall commence on the Effective Date and the consent for the supply of Products by Accelr8 to Schott shall remain in force until December 31, 2005 or until complete delivery and the Non-Exclusive License if exercised by Schott shall remain in force until December 31, 2006 unless otherwise terminated under any provision of this Agreement.

12.2 Either Party may terminate this Agreement without observing a notice period in the event of one or more of the following occurrences with regard to the other Party: a) Violation of a material provision of this Agreement by the other Party, if such violation shall not have been remedied by the Party in breach within 30 days after written notice complaining of such breach was given.
b) Discontinuation of payment, insolvency or bankruptcy or a comparable official procedure, dissolution or liquidation, appointment of a trustee or receiver for all or any part of assets of the other Party; c) Material change in the legal entity or ownership of the other Party, if such change may be reasonably deemed to affect detrimentally the results, which could have rightfully expected from the performance of the Agreement by the other Party. This shall not apply with regard to changes of ownership regarding SCHOTT, which occur within the SCHOTT AG Group of companies.

12.3 Notice of termination shall be given in writing. Termination of this Agreement for any reason shall not affect obligations, including the payment of any sums of money, which have accrued by the date of termination.

13. REPRESENTATIONS AND WARRANTIES
Product Warranty. ACCELR8 WARRANTS ITS PRODUCTS AGAINST DEFECTS IN MATERIALS AND WORKMANSHIP, WITHIN THE EXPIRATION DATE IDENTIFIED ON PRODUCT PACKAGING, SUBJECT TO STORAGE WITHIN THE LIMITS SPECIFIED ON PRODUCT LABELING, AND SUBJECT TO CUSTOMER'S APPLICATION OF THE PRODUCTS ACCORDING TO ACCELR8'S INSTRUCTIONS FOR USE. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF NON-INFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14. APPLICABLE LAW
This Agreement shall be construed and interpreted in accordance with the laws of the state of Colorado.

15. ARBITRATION
This Agreement is made on the basis of mutual confidence, and it is understood that the differences, if any, during the life of this Agreement should freely be discussed between the two Parties.
In the event the Parties hereto cannot satisfactorily settle any claim, disagreement or controversy arising out of, or related to, this Agreement or its interpretation, performance, nonperformance, breach of respective right and obligations hereunder, such disagreement or dispute arising in connection with or related to this Agreement shall be finally settled under the Rules of conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. Any arbitration brought by SCHOTT or Accelr8 shall be brought in Denver, Colorado.

16. CONFIDENTIALITY

16.1 Confidential Information. During the validity of this Agreement, as well as for five (5) years thereafter, SCHOTT and Accelr8 will keep secret any Confidential Information received from the other under this Agreement unless and to the extent such Confidential Information:

o which the receiving party can demonstrate by written evidence to be in the public domain (provided that information in the public domain has not or does not come into the public domain as the result of unauthorized disclosure by the receiving party or any employees thereof),

o is or subsequently becomes general public knowledge without fault of the receiving party,

o has been obtained from a Third Party without obligation toward the disclosing party, or

o has been developed independently by receiving party without recourse to inform obtained hereunder.

16.2 Certain Obligations. During the term of this Agreement and for a period of five (5) years from the termination or expiration of this Agreement and subject to the limitations listed above, SCHOTT and Accelr8 agree:

o to use confidential information only for the purposes contemplated under this Agreement,

o to treat the Confidential Information as it would its own proprietary information which in no event shall be less than a reasonable standard of care,

o to take all reasonable precautions to prevent the disclosure to the Confidential Information to a Third Party without written consent of the other party, and

o to only disclose the Confidential Information to those Affiliates, and to those employees and agents of its and its Affiliates, who have a need to know such Confidential Information for the purposes set forth herein and who are subject to obligations of confidentiality substantially similar to those set forth herein.

16.3 Disclosure of Agreement. Notwithstanding the above provisions for confidentiality, the Parties agree that either Party may publicly disclose the existence of this Agreement in the interest of fair disclosure to shareholders. In such an event, the issuing Party will obtain the review and approval of the non-issuing Party, which approval will not be unreasonably withheld. Specifically the Parties agree to issue a joint press release immediately subsequent to the execution of this Agreement.

16.4 Termination. Upon termination of this Agreement and upon the request of the disclosing party, the receiving party shall promptly return to the disclosing party, at its request, all copies of Confidential Information received from such party, and shall return or destroy, and document the destruction of, all Confidential Information of the other party in any form except for one (1) copy retained for archival purposes.

17. MISCELLANEOUS

17.1 Assignments. This Agreement shall not be assignable by the other party to any third party without the written consent of the other party, which consent will not be withheld unreasonably.

17.2 Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and all prior understandings, representations and warranties between the parties are superseded by this Agreement.

17.3 Amendments. Changes and Additional provisions to this Agreement shall be binding for the parties only if mutually agreed upon in writing and signed effectively by the parties. This Agreement may be used as a basis for further supply agreements between SCHOTT and Accelr8, in which case the Parties agree that Attachments A and B will be amended and adjusted accordingly and signed by both parties.

17.4 Severability. If any sentence, paragraph, clause or combination of this Agreement is in violation of any law or is found to be otherwise unenforceable, such sentence, paragraph, clause or combination of the same shall be deleted and the remainder of this Agreement shall remain binding, provided that such deletion does not alter the basic structure of this Agreement.


17.5 Notices. All notices, requests, demands, and other communications relating to this Agreement shall be in writing, and shall be sent by mail, or facsimile transmission. Notices sent by mail shall be sent by express mail or the equivalent, registered or certified, postage prepaid, and shall be deemed to have been given on the date actually received. Notices sent by facsimile transmission shall be deemed to have been given on the date that confirmation of successful transmission is documented. Notices shall be sent as follows:

If to SCHOTT:
Attention: Dr. Lutz Wehmeier
Microarray Solutions
SCHOTT Jenaer Glas, GmbH
07745 Jena, Germany
Tel: +49 (0) 3641-68191973
Fax: +49 (0) 3641-681973

If to Accelr8:
Attention: Thomas V. Geimer
Accelr8 Technology Corporation
7000 North Broadway
Bldg 3-307
Denver, CO 80221 USA
Tel: 1 (303) 863-8088
Fax: 1 (303) 863-1218

Either party may change its address for notices or facsimile number at any time by sending written notice to the other party.

17.6 Independent Contractor. Nothing herein shall create any association, partnership, joint venture or the relation of principal and agent between the Parties hereto, it being understood that each party is acting as an independent contractor, and neither Party shall have the authority to bind the other or the other's representatives in any way.

17.7 Waiver. No delay on the part of either Party hereto in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right.

17.8 Counterparts. This Agreement may be executed in counterparts (including facsimile signatures), each of which shall be deemed to be an original and both of which shall constitute one and the same Agreement.


IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

SCHOTT Jenaer Glas GmbH ACCELR8 TECHNOLOGY CORP.
By: By:
Name
:
Name
:
Thomas V. Geimer
Title: Title: Chairman and CEO
Date: Date:
SCHOTT Jenaer Glas GmbH
By:
Name
:
Title:
Date:

                                  ATTACHEMENT A

Product Description: OptArray(TM)-Streptavidin microarraying slides on 25mm X 75mm X 1mm glass.

Manufacturer's Suggested Retail Price: $24.50

Pricing: $20.82 (US) (ex works Incoterms 2000) each for the first quantity of one thousand (1,000) Products purchased within the Term of this Agreement as specified in ss.8.1. $17.15 (US) (ex works Incoterms 2000) each for all other Products purchased within the term of this Agreement. This pricing is subject to the agreement by SCHOTT to provide glass substrates to Accelr8 at $1.70 (ex works Incoterms 2000) each during the period starting with the Effective Date and continuing through December 31, 2005.
In addition, SCHOTT agrees to provide seven-thousand five-hundred (7,500) glass substrates to Accelr8 at no charge subject to the specifications in ss. 8. SCHOTT's General Terms and Conditions for Delivery and Payment shall exclusively apply to deliveries by SCHOTT, provided that those terms do not conflict with the provisions of this Agreement.

Packaging: Shelf packaging will be provided in SCHOTT-labeled packaging provided by SCHOTT to Accelr8 at no additional charge.

Shipping and customs: Paid by customer, shipped according to customer instructions.

                                  ATTACHEMENT B

                                SCHOTT Nexterion
                                    Slide H-S
                             Certificate of Quality
                                   Lot: HS-XXX
                                     SUMMARY

Quality control procedures and terms are described on the following page. The specification list is provided here. Four slides from each production lot are assayed to generate lot statistics.


---------------------------- -------------------------- ------------------------- ------------------------------------
Parameter                    Specification              Result                    Pass/Fail
---------------------------- -------------------------- ------------------------- ------------------------------------
Binding Capacity             Average Print Area         Average RFU =
                             RFU > 25,000                                                         PASS
                             Individual slide
                             RFUs > 25,000
---------------------------- -------------------------- ------------------------- ------------------------------------
IntraLot Consistency         Print Area %CV for the     Print Area %CV =          PASS
                             four QC slides < 25%
---------------------------- -------------------------- ------------------------- ------------------------------------
Print Area Homogeneity       Average Print Area %CV     Avg. Print Area %CV =     PASS
                             for the batch < 25%
---------------------------- -------------------------- ------------------------- ------------------------------------
Small Area Homogeneity       Average Small Area %CV     Avg. Small Area %CV =     PASS
                             for the batch < 10%
---------------------------- -------------------------- ------------------------- ------------------------------------
Hole/Defects                 Batch shows no endemic     Pass
                             defects greater than
                             2mm in length.
                                                                                  PASS
---------------------------- -------------------------- ------------------------- ------------------------------------


Quality Control Procedure and Specification:

---------------------------------------- -------------------------------------- --------------------------------------
Parameter                                Method                                 Specification
---------------------------------------- -------------------------------------- --------------------------------------
Binding Capacity                         For each of the four QC slides after   Print Area RFU > 20,000 RFU
                                         the bBSA-Cy3 assay, measure relative   for all slides.
                                         fluorescence (RFU) within an
                                         approximately 60mm x 20mm "Print
                                         Area" region of interest, centered
                                         on the  slide. Calculate the average
                                         pixel intensity and standard deviation
                                         using the histogram measurement tool
                                         in the ArrayPro software.
---------------------------------------- -------------------------------------- --------------------------------------
IntraLot Consistency                     Using the single slide mean Print      Intralot %CV < 25%
                                         Area RFU measurements of the four QC
                                         slides, calculate the mean pixel RFU,
                                         standard deviation, and %CV for the
                                         batch.
                                         %CV = 100(StDev/Mean)
---------------------------------------- -------------------------------------- --------------------------------------
InterLot Consistency                     Lot-to-lot performance is assured to   During the Interim Specification
                                         the extent that a given slide batch    Period, Accelr8 and Schott will track
                                         must meet                              lot-to-lot
                                         the Binding Capacity specification     Binding Capacity data in an effort to
                                         above.                                 define a binding range instead of a
                                                                                minimum threshold. The goal will be
                                                                                to use a binding range in the Final
                                                                                Specification.
---------------------------------------- -------------------------------------- --------------------------------------
                                         Provides a measure of slide-induced    Average Print Area %CV < 25% and <
Print Area Homogeneity                   variation in microarray spot           25% for each individual slide
                                         intensity
                                         Using the Print Area %CVs described
                                         above, calculated the average Print
                                         Area
                                         %CV for the batch.
---------------------------------------- -------------------------------------- --------------------------------------
Small Area Homogeneity                   Provides a measure of local coating    Small Area %CV < 10% for all slides
                                         morphology and predicts spot morphology
                                         (grainy versus flat) Measure the
                                         average RFU, standard deviation, and
                                         %CV for an approximately 8 x 6mm
                                         rectangle positioned 20 cm from the top
                                         of the slide (see diagram).
---------------------------------------- -------------------------------------- --------------------------------------
Hole/Scratch Defects                     Visual analysis of the scanned print   No holes, scratches, or other local
                                         Area                                   defects greater than 2mm in linear
                                         Image after the bBSA-Cy3 Assay.        dimension.
                                                                                [ ]The intent of the hole/scratch
                                                                                specification is to identify
                                                                                production problems, rather than the
                                                                                odd defect on random slides. Slides will
                                                                                have a mark which allows the user to
                                                                                determine the orientation of the active
                                                                                surface.
---------------------------------------- -------------------------------------- --------------------------------------

                                  ATTACHMENT C

                 LIST OF ACCELR8 PATENTS AND PATENT APPLICATIONS

United States Patent Application
Title: Functional Surface Coating
Publication Number: US 2004/0115721 A1
Publication Date: June 17, 2004

International Application Published Under the Patent Cooperation Treaty (PCT)
Title: Functional Surface Coating
Publication Number: WO 03/000433 A1
Publication Date: January 3, 2003

United States Provisional Patent Application
Title: Composition and Method of Forming a Functional Coating
Date of Deposit: April 10, 2004

United States Patent
Title: Functional Surface Coating
Publication Number: US 6,844,028 B2
Publication Date: Jan. 18, 2005

                                  ATTACHMENT D

The licensed product consists of:

     A glass microscope slide with the approximate dimensions 25MM X 76MM X 1MM with an applied coating;

     Said coating comprising an polymer formulation providing covalently immobilized protein from the aviddin family of proteins, including but not limited to streptavidin;

Said formulation comprising of:

     An active component comprising polyethylene glycol polymer;

     A matrix forming component;

     And a crosslinking component.